Exhibit 99.1

AMERICAN NATURAL ENERGY CORPORATION
6100 South Yale, Suite 300
Tulsa, Oklahoma 74136
Tel: 918-481-1440 Fax: 918-481-1473

American Natural Energy Corporation Announces Acquisition of Interests

Tulsa, Oklahoma, January 5, 2010. American Natural Energy Corporation ("ANEC") (TSX Venture:ANR.U) announced it has completed the acquisition of the majority of an overriding royalty and net profits interest (the "ORI") which eliminates a burden on all of its interests and cash flow in its Bayou Couba Field, St. Charles Parish, Louisiana. ANEC paid a total of approximately US$320,000 to three parties for approximately 89% of the ORI. ANEC had previously acquired 4.5% of the ORI in various transactions and now holds 93.5% of the total ORI. The ORI was created in 2001 as part of the purchase of the assets of Couba Operating Company by ANEC. With this transaction and the previously announced transaction to acquire various working interests, ANEC now owns 97.25% of the Working Interest ("WI") in all but 6 of the producing wells. ANEC owns a 47.25% WI in these 6 wells. ANEC also has a 97.25% WI in all of the future development in the Bayou Couba field from the surface to the top of the Cib Op formation at approximately 11,000 feet. These acquisitions have increased the PV10% of ANEC's Proved Reserves by approximately US$3.3 million based on third quarter 2009 reserves evaluations.

ANEC also recompleted DSCI 134 (97.5% WI) and the DSCI 118 (100% WI) in December 2009. Initial production was 80 bopd from the DSCI 134 and 140 bopd from the DSCI 118. ANEC also plans to recomplete an additional well later in January which will be funded from cash flow.

The acquisition of the ORI was financed by a bridge loan due March 31, 2010 in the amount of Cdn$400,000. Interest is payable at the due date based on an annual rate of 12%. The loan is unsecured and the lenders will receive, subject to approval by the TSX Venture Exchange, a share bonus of approximately 1.6 million shares of restricted ANEC stock. The recompletions were financed with a US$450,000 non-recourse note from a private group and are being repaid, along with interest at 10% per annum, out of cash flows from the 2 recompleted wells.

ANEC is a Tulsa, Oklahoma based independent exploration and production company with operations in St. Charles Parish, Louisiana. For further information please contact Michael Paulk, CEO at 918-481-1440 or Steven P. Ensz, CFO at 281-367-5588.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

This Press Release may contain statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of ANEC, its directors, or its officers with respect to the future business, well drilling and operating activities and performance of ANEC. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The actual results and outcome of events may differ materially from those in the forward-looking statements as a result of various factors. The levels of and fluctuations in the prices for natural gas and oil and the demand for those commodities, the outcome of ANEC's development and exploration activities, including the success of its current and proposed well drilling activities and the availability of capital to pursue those activities could affect ANEC and its future prospects. Important additional factors that could cause such differences are described in ANEC's periodic reports and other filings made with the Securities and Exchange Commission and may be viewed at the Commission's Website at http://www.sec.gov.